Exhibit 99.1

Aradigm Reports Financial Results and Discusses Restructured
AERx iDMS Agreement

        HAYWARD, Calif., Oct. 21 /PRNewswire-FirstCall/ -- Aradigm Corporation (Nasdaq: ARDM) is announcing financial results for the third quarter and nine months ended September 30, 2004 and discussing the recent expanded licensing agreement with its partner Novo Nordisk.

        Contract revenues for the quarter were $6.4 million, compared to $9.8 million for the same period in 2003. The majority of these revenues were derived from the collaboration agreement with Novo Nordisk A/S to develop the AERx(R) insulin Diabetes Management System (iDMS). Total operating expenses for the third quarter were $14.6 million, compared to $14.4 million for the same quarter 2003. The Company reported net loss applicable to common shareholders for the third quarter 2003 of $8.2 million, or $0.13 per share, compared with a loss of $4.5 million, or $0.08 per share, for the same period in 2003.

        Contract revenues for the nine months ended September 30, 2004 were $20.1 million, compared with $26.9 million for the same period in 2003. Total operating expenses for the nine months ended September 30, 2004 were $43.6 million, compared with $46.9 million for the same period in 2003. The net loss for the nine months ended September 30, 2004 was $23.4 million, or $0.37 per share, compared with a net loss of $19.9 million, or $0.42 per share, for the same period in 2003.

        As of September 30, 2004, cash, cash equivalents, and all short-term investments totaled approximately $13.1 million.

        At the end of the quarter, Aradigm executed on a key transaction aimed at enhancing the value of the company. The pending transfer of further development and manufacturing responsibilities for AERx iDMS to Novo Nordisk presents multiple benefits to both companies.

        -- It ensures the committed backing of Novo Nordisk, a leader in diabetes care, to the AERx technology and to the commercial launch of the iDMS program.

        -- The financial strength of approximately $55 million dollars will provide Aradigm with increased flexibility to focus on AERx and Intraject development programs and a non-dilutive financing equaling over two years of cash at current burn rates.

        -- Aradigm will maintain roughly 75% of the original royalty on sales of the AERx iDMS program upon commercialization as well as maintaining ownership of AERx iDMS and all AERx intellectual property.

        -- Novo Nordisk and the AERx iDMS program will benefit by having the clinical development and manufacturing process under a single company.

        “Upon closing of this transaction, Aradigm will be in the strongest position in its history both financially and strategically,” said Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. “The agreement will enhance our ability to offer more to potential partners and for the first time allow the company to explore self-funded programs which we will look to then partner at a later stage. We are pleased with the terms of this transaction and believe it represents an exceptional opportunity for Aradigm.”

        This transaction is expected to be close before the end of the year following a special meeting of shareholders.

Recent Highlights

        -- Last week, the company announced positive results from a Clinical Performance Verification (CPV) trial of its Intraject platform. Results from the study showed that the system achieved successful injection performance as well as demonstrating an excellent reliability profile with no glass breakage or malfunctions. This now positions the platform for initiation of self and partner-funded clinical programs.

        Continued Dr. Lawlis, “This CPV trial has clearly demonstrated the completion to the development stage of the program. Our next step will be to commence partnering opportunities for the system while, in parallel, finalizing plans for our self-funded clinical program which we will be announcing shortly.”

Conference Call

        The company will host a conference call and question and answer session at 4:30 pm Eastern Time, 1:30 pm Pacific Time today to discuss these financial results. Dial toll-free 1-877-788-8790 to access the conference call. International callers dial +1-706-679-7281. The event webcast can be found under the investor relations section of: www.aradigm.com. The webcast and audio replay of the conference call will be available approximately 1 hour following the completion of the call, it can be accessed on www.aradigm.com or by dialing toll-free 1-800-642-1687. International callers should dial +1-706-645-9291. The replay passcode is 1432262.

        Aradigm is working to improve the quality of life for patients through the development of new therapies delivered via its innovative liquid delivery technologies. The Company’s AERx(R) advanced pulmonary delivery system and its Intraject(R) needle-free delivery system provide leading pharmaceutical and biotechnology partners with effective solutions for product self- administration. The company’s most advanced product is in Phase 3 clinical trials for the treatment of diabetes in partnership with Novo Nordisk, a world leader in diabetes care. More information about Aradigm can be found at www.aradigm.com.

        Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation’s Securities and Exchange Commission (SEC) Filings, including the company’s Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

        NOTE: AERx and Intraject are registered trademarks of Aradigm.

Contact:	Christopher Keenan Aradigm 510-265-9370	or	Joe Dorame RCG Capital Markets Group, Inc. 480-675-0400

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In $000’s, Except Per Share Information)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2004	2003	2004	2003
Contract revenues -
From related parties	$ 5,918	$ 9,840	$ 19,534	$ 26,664
Contract revenues
- Other	434	3	539	247
Total Contract revenues	6,352	9,843	20,073	26,911
Operating expenses:
Research and
development	11,407	11,988	34,706	38,988
General and
administrative	3,217	2,428	8,920	7,941
Total operating expenses	14,624	14,416	43,626	46,929
Loss from operations	(8,272)	(4,573)	(23,553)	(20,018)
Interest income	45	68	160	262
Interest expense	(3)	(27)	(18)	(122)
Total other income (expense)	42	41	142	140
Net loss	$(8,230)	$(4,532)	$(23,411)	$(19,878)
Basic and diluted
net loss per share	$ (0.13)	$ (0.08)	$ (0.37)	$ (0.42)
Shares used in computing
basic and diluted
net loss per share	63,564	54,263	63,350	47,088

        Reconciliation of non-GAAP measures to GAAP amounts as required by Securities and Exchange Commission Regulation G:

Net Loss	(8,230)	(4,532)	(23,411)	(19,878)
Depreciation	664	1,469	3,240	4,646
Loss on disposal of assets	—	—	257	—
Burn Rate	(7,566)	(3,063)	(19,914)	(15,232)
Monthly Average Burn Rate	$(2,522)	$(1,021)	$(2,213)	$(1,692)

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(IN $000’s)

	September 30,	December 31,
ASSETS	2004	2003
Current assets:
Cash, cash equivalents &
short-term investments	$13,106	$29,770
Receivables	72	140
Current portion of notes receivable
from officers and employees	77	104
Other current assets	2,142	1,910
Total current assets	15,397	31,924
Property and equipment, net	60,387	62,612
Noncurrent portion of notes
receivable from officers and employees	259	294
Other assets	447	388
Total assets	$76,490	$95,218

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
STOCK AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$ 1,334	$ 885
Accrued clinical and cost of other studies	363	149
Accrued compensation	4,573	2,021
Deferred revenue	8,818	7,891
Current portion of capital lease obligations	—	427
Other accrued liabilities	1,299	843
Total current liabilities	16,387	12,216
Noncurrent portion of deferred revenue	4,271	5,040
Noncurrent portion of deferred rent	1,749	1,323
Redeemable convertible preferred stock	23,669	23,669
Shareholders’ equity	30,414	52,970
Total liabilities, redeemable
convertible preferred
stock and shareholders’ equity	$76,490	$95,218

SOURCE Aradigm Corporation

-0- 10/21/2004

        /CONTACT: Christopher Keenan of Aradigm, +1-510-265-9370, or
Joe Dorame of RCG Capital Markets Group, Inc., +1-480-675-0400, for Aradigm
Corporation/

        /Web site: http://www.aradigm.com /
       (ARDM)

CO: Aradigm Corporation
ST: California
IN: HEA MTC BIO
SU: ERN ERP CCA